Exhibit 99
W HOLDING FINANCIAL COMPANY, INC.,
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
FILES ITS 2005 ANNUAL REPORT ON FORM 10-K
Mayagüez, Puerto Rico, April 24, 2006. W HOLDING COMPANY, INC. (NYSE: “WHI”) today announced that it has filed its 2005 Annual Report on Form 10-K with the Securities and Exchange Commission.
Commenting on this action, Mr. Freddy Maldonado, President and Chief Investments Officer of W Holding Company, stated: “With this action, we bring the Company into compliance with both the requirements of the New York Stock Exchange and The NASDAQ Stock Market.”
Mr. Maldonado further stated that the NYSE already informed the Company that it will be in compliance effective tomorrow, Tuesday, April 25, 2006, while the NASDAQ already informed that the Company is in compliance effective today and that the hearing originally requested is considered moot.
In a separate matter, Mr. Maldonado also informed that the annual meeting of the stockholders of W Holding will be held on Tuesday, May 30, 2006, at 1:30 p.m., local time at the Mayaguez Resort & Casino, Road 104, Km. 0.3 Mayaguez, Puerto Rico 00681. The record date for stockholders to vote at the meeting is April 21, 2006.
WESTERNBANK PUERTO RICO, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating throughout 55 full-fledged branches, including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 13 in the San Juan Metropolitan area of Puerto Rico and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mrs. Carmen T. Casellas, Investor Relations, with appropriate questions regarding this press release at (787) 754-6310 or (787) 754-6311; or by email at Westernbank@wbpr.com or the website http://www.wholding.com.